Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of June 20, 2005 (the “Escrow Agreement”), is by and among RA Cerberus Acquisition, LLC, a Delaware limited liability company (the “Purchaser”), Rafaella Apparel Group, Inc. a Delaware corporation (formerly known as Rafaella Corporation) (“Corporation”), Rafaella Sportswear, Inc., a Delaware corporation (“Rafaella”), Ronald Frankel (“Frankel”) and JPMorgan Chase Bank, N.A., as Escrow Agent and securities intermediary hereunder (the “Escrow Agent”).

RECITALS

WHEREAS, Purchaser, Rafaella, Frankel and Corporation are parties to that certain Securities Purchase Agreement, dated as of April 15, 2005, as amended by Amendment No. 1 to the Securities Purchase Agreement, dated May 27, 2005 (the “Purchase Agreement”) pursuant to which Purchaser is contributing $40 million to the capital of the Corporation in exchange for the issuance of 100% of the preferred stock of the Corporation;

WHEREAS, pursuant to the Redemption Agreement, Rafaella has agreed to deposit $20,000,000 in a segregated escrow account which shall constitute a “securities account” as defined in Section 8-501 of the Uniform Commercial Code (the “First Escrow Account”) and the Corporation has agreed to deposit $10,000,000 into a segregated escrow account which shall constitute a “securities account” as defined in Section 8-501 of the Uniform Commercial Code (the “Second Escrow Account,” and, such $30,000,000 amount in the First Escrow Account and Second Escrow Account in the aggregate, the “Escrow Amount”) to be held by JPMorgan Chase Bank, as escrow agent (the “Escrow Agent”) pursuant to the terms of this Escrow Agreement; and

WHEREAS, the Escrow Funds in the Second Escrow Account secure the obligation of Corporation to make payments under Section 1.1(b)(2) of the Redemption Agreement and the Escrow Amount will also support the indemnification obligations of Rafaella and Frankel under the Purchase Agreement.

WHEREAS, in order to establish the escrow of funds and to effect the provisions of the Transaction Documents, the parties hereto have entered into this Escrow Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.                                       Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement. The following terms have the following meanings when used herein:

“Claim(s)” means a Claim (as such term is defined in Section 8.02 of the Purchase Agreement) with respect to which a Person is entitled to be indemnified in accordance with Section 8.02 of the Purchase Agreement.

“Claim Notice” means a written notification, signed by Purchaser, which shall describe (a) the obligation, representation, warranty or agreement in a Transaction Document with respect to which a Claim subject to indemnification in accordance with Section 8.02 of the Purchase Agreement is being made, (b) the amount claimed to be due to Purchaser under Section 8.02 of the Purchase Agreement (the “Estimated Claim Amount”), (c) the alleged facts giving rise to and basis for such Claim and (d) the date of such notice. Each Claim Notice also shall include a certification by Purchaser that payment of the Claim is being made pursuant to Section 8.02 of the Purchase Agreement and Section 4(a) of the Escrow Agreement.

“Claim Response” means a written notification, signed by the Representative, which shall set forth the Representative’s good faith dispute on any matter with respect to a Claim Notice or the Claim described therein and such amount, if any, in dispute by the Representative.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Escrow Funds” means the sum of Thirty Million Dollars ($30,000,000) deposited by Rafaella and Corporation with the Escrow Agent pursuant to this Escrow Agreement, less any disbursements pursuant to Sections 3, 4 and 5, plus any and all interest earned thereon, as from time to time invested and reinvested as herein provided.

“Joint Written Direction” means a written direction executed by Purchaser and the Representative and directing the Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

“Person” means any individual, firm, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

“Resolved Claim” means a final non-appealable order, decree or judgment issued or rendered by a court of competent jurisdiction presented by the Purchaser or the Representative and directing the Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

“Representative” means Ronald Frankel or any other person designated in a writing signed by Rafaella and delivered to the Escrow Agent and Purchaser in accordance with the notice provisions of this Escrow Agreement, to act as representative of Rafaella and Frankel under this Escrow Agreement.

2.                                       Appointment of and Acceptance by the Escrow Agent. Purchaser, Corporation, Rafaella and Frankel hereby appoint the Escrow Agent to serve as the escrow agent hereunder. The Escrow Agent hereby accepts such appointment and agrees to hold, invest and disburse the Escrow Funds transferred to it in accordance with this Escrow Agreement.

3.                                       Disbursements of Escrow Funds. The Escrow Agent shall disburse Escrow Funds, at any time and from time to time, only in accordance with a Joint Written Direction or a Resolved Claim or as otherwise specifically provided pursuant to this Escrow Agreement.

4.                                       Indemnity Claim.

(a)                                  In the event that Purchaser shall become aware of facts or events that may reasonably be expected to give rise to a Claim, Purchaser shall deliver a Claim Notice, together with proof of delivery of a copy of such Claim Notice to the Representative (“Proof of Delivery”), to the Escrow Agent, such delivery to be in accordance with the notice provisions of this Escrow Agreement.

(b)                                 Upon receipt of any Claim Notice and Proof of Delivery, the Escrow Agent shall promptly (x) make entries or notations in the account records relating to the Escrow Funds, (i) indicating that funds equal to the Estimated Claim Amount are reserved to satisfy such Claim, and (ii) identifying the date and number of such Claim Notice and (y) deliver notice of receipt of such Claim Notice to the Representative. If requested by the Representative, the Escrow Agent will promptly deliver a copy of such Claim Notice to the Representative.

(c)                                  If on or prior to the expiration of the thirty (30) day period immediately following the delivery by Purchaser of any Claim Notice and the associated Proof of Delivery to the Escrow Agent, the Escrow Agent receives a Claim Response from the Representative, a copy of which shall be delivered contemporaneously by the Representative to Purchaser, the Escrow Agent (i) shall disburse to Purchaser the amount stated in such Claim Response not to be in dispute and (ii) shall not disburse the amount so stated to be in dispute (the “Disputed Amount”) until it receives a Joint Written Direction or a Resolved Claim directing an amount of the Escrow Funds be so disbursed, and then only in such amount.

(d)                                 If after expiration of such thirty (30) day period the Escrow Agent has not received a Claim Response, the Escrow Agent shall disburse the Estimated Claim Amount to Purchaser at the direction of Purchaser.

(e)                                  Any payment to or at the direction of Purchaser, including payment for Claims, shall be made from the Second Escrow Account to the extent funds are available in such account, and, to the extent all of the funds in the Second Escrow Account have been disbursed, from the First Escrow Account.

5.                                       Monthly Release of Escrow. On each one month anniversary of the date hereof, the Escrow Agent shall distribute to Rafaella an amount equal to the lesser of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) and (ii) an amount equal to (x) the Escrow Funds less (y) such Escrow Funds sufficient to pay in full all Disputed Amounts, if any, that have not been resolved at such time and (z) the Estimated Claim Amounts specified in Claim Notices, if any, for which Representative has not yet delivered a Claim Response to Escrow Agent and Purchaser and the time period for delivery of such Claim Response has not expired. Such payments shall be made from the First Escrow Account to the extent funds are available in such account and, to the extent all of the funds in the First Escrow Account have been disbursed, from the Second Escrow Account.

6.                                       Investment of Funds; Distributions.

(a)                                  The Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds as set forth on Schedule II. Corporation may provide instructions changing the investment of the Escrow Funds and the Escrow Agent shall invest and reinvest the Escrow Funds in the name of the Escrow Agent as Corporation shall direct (subject to applicable minimum investments) by the furnishing of written instructions to the Escrow Agent; provided, however, that no investment or reinvestment may be made except in the following:

(i)                                     JP Morgan Chase Bank Money Market Account;

(ii)                                  A trust account with JP Morgan Chase Bank; or

(iii)                               A money market mutual fund, including without limitation, the JP Morgan Fund or any other mutual fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees from such funds for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Escrow Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Escrow Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates. (Must specify name of particular fund).

(b)                                 Within fifteen (15) days of December 31 of each calendar year during the term of this Escrow Agreement, the Escrow Agent shall deliver to Corporation, Purchaser and the Representative a statement (an “Annual Statement”) setting forth the amount of the Escrow Funds as at such date; and the amount of income of the Escrow Funds during the period covered by such Annual Statement (the “Annual Income”).

(c)                                  If the Escrow Agent has not received written instruction from the Representative at any time that an investment decision must be made, the Escrow Agent shall invest the Escrow Funds, or such portion of the Escrow Funds as to which no written instruction from the Representative has been received, in investments described on Schedule II.

(d)                                 Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without notice to Corporation, the Representative and Purchaser, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and the Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation.

(e)                                  With respect to any funds received by the Escrow Agent for deposit into the Escrow Funds or any direction received by the Escrow Agent with respect to investment of any funds in the Escrow Funds after 10:00 a.m., eastern time, the Escrow Agent shall not be required to invest such funds or to effect such investment instruction until the next day upon which banks in New York are open for business.

(f)                                    Unless the Escrow Agent receives other fund transfer instructions, distributions to Purchaser shall be made to Purchaser using the wire instructions specified for Purchaser on the Call-Back Schedule and distributions to Rafaella shall be made to Rafaella using the wire instructions specified for Representative on the Call-Back Schedule.

7.                                       Concerning the Escrow Agent.

(a)                                  Purchaser, Corporation, Rafaella and Frankel agree to indemnify, jointly and severally, the Escrow Agent, and its officers, directors, employees and agents, for, and to hold it and each of them harmless against, any loss, liability or expense arising out of or in connection with this Escrow Agreement and carrying out its duties hereunder, including the cost and expenses of defending itself against any claim of liability; provided, however, that none of Purchaser, Corporation, Rafaella and Frankel will be liable for indemnification or otherwise for any loss, liability or expense to the extent arising out of the gross negligence, willful misconduct or bad faith of the Escrow Agent.

(b)                                 The Escrow Agent shall exercise the same degree of care toward the Escrow Funds as it exercises toward its own similar property and shall not be held to any higher standard of care under this Escrow Agreement, nor be deemed to owe any fiduciary duty to the Representative.

(c)                                  The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person, and shall not be liable to any party hereto in connection with the performance of its duties hereunder, except for its own negligence, willful misconduct or bad faith. The duties of the Escrow Agent shall be determined only with reference to this Escrow Agreement and applicable laws and the Escrow Agent is not charged with any knowledge of, or any duties or responsibilities in connection with, any other document or agreement. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel and shall be protected in any action taken or omitted in good faith in reliance on the advice or opinion of such counsel.

(d)                                 The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.

(e)                                  Nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as agent or otherwise in any jurisdiction other than the State of New York.

(f)                                    The Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement, any agreement amendatory or supplemental hereto or of any certificates delivered to it hereunder.

(g)                                 The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(h)                                 The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

(i)                                     The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to Purchaser and the Representative at the address set forth herein or at such other address as Purchaser and the Representative shall provide, at least 30 days prior to the date specified for such resignation to take effect. Upon the effective date of such resignation, all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to a successor escrow agent selected by the Representative and Purchaser. Such successor escrow agent shall be a bank or trust company in good standing organized and doing business under the laws of the United States or any state thereof, subject to examination by state or federal authorities, and having combined capital and surplus of not less than $500,000,000 which is authorized under the laws of its jurisdiction of incorporation to exercise corporate trust powers. If no successor escrow agent is appointed, the Escrow Agent may apply to a court of competent jurisdiction for such appointment.

(j)                                     If the Escrow Agent should at any time be confronted with inconsistent claims or demands to the Escrow Funds, the Escrow Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Written Direction or by a final order or judgment of a court of competent jurisdiction and the Escrow Agent shall have the right, but not the duty, to interplead the parties in any state or federal court sitting in the City of New York, Borough of Manhattan, in the State of New York and request that such court determine the respective rights of the parties with respect to the Escrow Funds. In the event the Escrow Agent no longer holds any Escrow Funds, it shall be released from any obligation or liability as a consequence of any such claims or demands.

(k)                                  In the event fund transfer instructions are given (other than in writing at the time of the execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on the call-back schedule attached hereto (the “Call-Back Schedule”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in the Call-Back Schedule, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of a party’s executive officers, (“Executive Officers”), which shall include the titles of Chief Executive Officer, Executive Vice President, General Counsel and Secretary, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or the Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

(l)                                     Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(m)                               Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood for such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

(n)                                 All trust investment orders involving Treasuries, commercial paper and other direct investments will be executed through J.P. Morgan Fleming Asset Management (“JPFAM”), in the investment management division of J.P. Morgan Chase. Subject to the principles of best execution, transactions are effected on behalf of the account through broker-dealers selected by JPFAM. In this regard, JPFAM seeks to attain the best overall result for the account, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction.

8.                                       Fees. The fee of the Escrow Agent hereunder is as set forth on Schedule I attached hereto, which fee shall be nonrefundable and paid in advance one-half by Rafaella and one-half by Purchaser. Rafaella and Purchaser also agree to pay on demand one-half each of the costs and expenses of the Escrow Agent, including the reasonable fees and expenses of counsel selected by the Escrow Agent incurred in connection with its duties hereunder.

9.                                       Tax Reporting Information and Certification of Tax Identification Numbers.

(a)                                  The parties hereto agree that, for tax reporting purposes, all taxable interest on or other income, if any, attributable to the Escrow Funds or any other amount held in escrow by the Escrow Agent pursuant to the Agreement shall be allocable to Corporation.

(b)                                 Corporation agrees to provide the Escrow Agent with its tax identification number by furnishing an appropriate form W-9 and any other forms and documents for Corporation that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent. The parties hereto understand that, if such Tax Reporting Documentation is not so provided to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold and promptly remit to the Internal Revenue Service a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

(c)                                  Rafaella and Frankel shall assume jointly and severally all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds to Rafaella and Frankel.

(d)                                 Purchaser shall assume all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds to Purchaser.

10.                                 Covenant of Frankel. Frankel covenants and agrees, for the benefit of Purchaser, that from the date hereof until the first anniversary of the Closing Date he shall maintain a minimum Net Worth of $40,000,000. For purposes of this Section 10, “Net Worth” means the sum of (a) the amount of Escrow Funds and (b) the gross fair market value of Frankel’s total assets (excluding intangibles and without duplication) less total liabilities, including but not limited to estimated taxes on asset appreciation and any offsets against assets.

11.                                 Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

(a)                                  if to the Representative:

Rafaella Sportswear, Inc.

1411 Broadway

New York, New York 10018

Attention:  President

Telephone:  (212) 403-0300

Telecopier:  (212) 764-9275

with a copy to:

Kronish Lieb Weiner & Hellman LLP

1114 Avenue of the Americas

New York, New York 10036

Attention:  Steven K. Weinberg, Esq.

Telephone:  (212) 479-6240

Telecopier:  (212) 479-6275

(b)                                 if to Purchaser:

RA Cerberus Acquisition, LLC

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York  10171

Attention:  Mark Neporent, Kurt Larsen

and George Kollitides

Telephone:  (212) 891-2100

Telecopier:  (212) 891-1540

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Attention:  David E. Rosewater, Esq.

Telephone:  (212) 756-2208

Telecopier:  (212) 593-5955

(c)                                  if to Corporation:

Rafaella Apparel Group, Inc.

1411 Broadway

New York, New York  10018

Attention:  Chief Executive Officer

Telephone:  (212) 403-0300

Telecopier:  (212) 764-9275

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Attention:  David E. Rosewater, Esq.

Telephone:  (212) 756-2208

Telecopier:  (212) 593-5955

(d)                                 if to the Escrow Agent:

JPMorgan Chase Bank, N.A.
4 New York Plaza, 21st Floor
New York, NY  10004
Attention:  Audrey Mohan

Telephone:  (212) 623-5087

Telecopier:  (212) 623-6168

or to such other address as each party may designate for itself by like notice.

12.                                 Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Representative, Corporation, Purchaser and the Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

13.                                 Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

14.                                 Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

15.                                 Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Funds.

16.                                 No Assignment. Except as provided in Section 7(l), this Escrow Agreement is not assignable (by operation of law or otherwise) without the prior written consent of the other parties, provided, however, Purchaser may assign this Escrow Agreement to its financing sources as collateral in connection with the Financing or to any of its Affiliates so long as Purchaser remains an obligor under this Agreement, without the prior written consent of the other parties.

17.                                 Successors and Assigns. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. For purposes of this Escrow Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets or similar transaction.

18.                                 Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts and be delivered via facsimile, which when so executed shall constitute one and the same agreement or direction.

19.                                 Grant of Security Interest. To secure the obligations of Corporation to make the payments under Section 1.1(b)(2) of the Redemption Agreement, Corporation hereby grants Rafaella a security interest and lien in the Second Escrow Account and on all of the funds from time to time on deposit therein and grants to Rafaella the authority to file a UCC-1 financing statement with respect to such collateral.

20.                                 Termination. Upon the disbursement of all amounts in the Escrow Funds pursuant to the terms of this Escrow Agreement, this Escrow Agreement shall terminate and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

21.                                 Account Opening Information. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT For Accounts opened in the U.S.:  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

22.                                 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

*                                         *                                         *

RA CERBERUS ACQUISITION, LLC

By:	/s/ George Kollitides
Name: George Kollitides
Title: Authorized Person

RAFAELLA SPORTSWEAR, INC.

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: Chief Executive Officer

/s/ Ronald Frankel
Ronald Frankel

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Glenn Palmer
Name: Glenn Palmer
Title: Chief Executive Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Debra A. DeMarco
Name: Debra A. DeMarco
Title: Vice President

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